Dear Stockholder:

On June 29, 2007, the Bank mailed nomination forms to states participating in this year’s election of Federal Home Loan Bank directors and notified all Minnesota members that there was one elective directorship to be filled in this year’s election. There is only one eligible candidate for this position. According to the Federal Housing Finance Board regulations, if, for any voting state, the number of eligible candidates is equal to or less than the number of elective directorships to be filled in the election, the Bank shall notify the members in the affected voting state in writing that the directorship will be filled without an election.

Incumbent director Michael J. Finley, President, Janesville State Bank, Janesville, Minnesota, was the only eligible candidate from the state of Minnesota who chose to stand for election. In accordance with the Federal Housing Finance Board’s regulations, the Bank has declared Mr. Finley elected to the Bank’s Board for a three-year term commencing January 1, 2008.

The states of Missouri and North Dakota each have one directorship seat to fill for the 2007 election. The election process for these two states will proceed according to the 2007 election schedule.

If you have any questions regarding this election procedure, please contact me at 800/544-3452, extension 1038.

Sincerely,

Aaron B. Lee
Associate General Counsel